Exhibit 5.1

Yvan-Claude Pierre +1 212 479 6721 ypierre@cooley.com

January 2, 2018

Oncobiologics, Inc.

7 Clarke Drive

Cranbury, New Jersey 08512

Ladies and Gentlemen:

We have acted as counsel to Oncobiologics, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus that forms a part of the Registration Statement (the “Prospectus”), covering the registration for resale of 37,795,948 shares of the Company’s common stock, par value $0.01 per share (the “Common Shares”), issuable upon conversion of 250,000 shares of the Company’s Series A Convertible Preferred Stock, par value $0.01 per share (the “Preferred Shares”), held by the selling stockholder identified in the Prospectus.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s Certificate of Incorporation and Bylaws, each as currently in effect and in effect at the time of the issuance of the Preferred Shares, and (c) originals, or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters. We have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies thereof; and the accuracy, completeness and authenticity of certificates of public officials.

We express no opinion to the extent that, notwithstanding its current reservation of the Common Shares, future issuances of securities of the Company, including the Common Shares, and/or adjustments to outstanding securities of the Company, including the Preferred Shares, may cause the Preferred Shares to be exercisable for more shares of common stock of the Company than the number that remains authorized but unissued.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that, the Common Shares, when issued upon conversion of the Preferred Shares, will be validly issued, fully paid and nonassessable.

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January 2, 2018

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley LLP

By:	/s/ Yvan-Claude Pierre
Yvan-Claude Pierre